POLITICS.COM., INC.
                            2530 SOUTH RURAL ROAD
                               TEMPE, AZ 85282

                                --------------

                  NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
                         TO BE HELD JANUARY ___, 2001

                                --------------

                              December __, 2000

To the Stockholders:

     NOTICE IS HEREBY GIVEN that a Special Meeting of Stockholders (the "Special Meeting") of Politics, Inc., a Delaware corporation (the "Company"), will be held at the offices of the Company, located at 2530 South Rural Road, Tempe, AZ 85282on January __, 2001, commencing at 10:00 A.M., local time, for the following purposes:

     1. To approve the Company's distribution of its ownership interest in New Politics.com, Inc., a Nevada corporation ("New Politics"), to the Company's shareholders.

     2. To approve a reverse stock split of the Company's common stock on a 1 for 10 basis.

     3. To approve the Agreement and Plan of Reorganization by and between the Company and Computer Assisted Learning and Instruction, Inc., a Utah corporation ("CALI"), a copy of which is attached hereto as Exhibit A.

     4. To transact such other business as may properly be brought before the Special Meeting or any adjournment thereof.

     The Board of Directors has fixed the close of business on December ____, 2000, as the record date for the Special Meeting or any adjournments thereof. Only stockholders of record on the stock transfer books of the Company at the close of business on that date are entitled to notice of, and to vote at, the Special
Meeting.

    THE DIRECTORS AND OFFICERS OF THE COMPANY AND THEIR AFFILIATES CONTROL MORE THAN A MAJORITY OF THE OUTSTANDING SHARES OF THE COMPANY'S COMMON STOCK. ACCORDINGLY, THE APPROVAL OF THE PROPOSED TRANSACTIONS IS ASSURED.


    WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE SPECIAL MEETING, YOU ARE URGED TO FILL IN, DATE, SIGN AND RETURN THE ENCLOSED PROXY IN THE ENVELOPE THAT IS PROVIDED, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES.

                                   By Order of the Board of Directors

                                       /s/ Kevin C. Baer

                                       Kevin C. Baer
                                       Secretary
Tempe, Arizona
December __, 2000

                              POLITICS.COM, INC.
                               PROXY STATEMENT

     This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of Politics.com, Inc. (the "Company") for use at a Special Meeting of Stockholders, to be held on January __, 2001, at the time and place set forth in the notice of the meeting, and at any adjournments thereof. The approximate date on which this Proxy Statement and form of proxy are first being sent to stockholders is December __, 2000.

     If the enclosed proxy is properly executed and returned, it will be voted in the manner directed by the stockholder. If no instructions are specified with respect to any particular matter to be acted upon, proxies will be voted in favor thereof. Any person giving the enclosed form of proxy has the power to revoke it by voting in person at the meeting, or by giving written notice of revocation to the Secretary of the Company at any time before the proxy is exercised.

     The holders of a majority in interest of all common stock, par value $.00001 per share ("Common Stock") issued, outstanding and entitled to vote are required to be present in person or to be represented by proxy at the meeting in order to constitute a quorum for transaction of business. Approval of all proposals on the agenda for the Special Meeting of stockholders will be decided by a majority vote of the Common Stock entitled to vote at the meeting. Abstentions and "non-votes" are counted as present in determining whether the quorum requirement is satisfied. Abstentions and "non-votes" have the same effect as votes against proposals presented to stockholders. A "non-vote" occurs when a nominee holding shares for a beneficial owner votes on one proposal, but does not vote on another proposal because the nominee does not have discretionary voting power and has not received instructions from the beneficial owner.

     The Company will bear the cost of the solicitation. It is expected that the solicitation will be made primarily by mail, but regular employees or representatives of the Company (none of whom will receive any extra compensation for their activities) may also solicit proxies by telephone, telegraph and in person and arrange for brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials to their principals at the expense of the Company.

     The Company's principal executive offices are located at 2530 South Rural Road, Tempe, Arizona 85282 and its telephone number is (480) 858-0016.

                      RECORD DATE AND VOTING SECURITIES

      Only stockholders of record at the close of business on December __, 2000 are entitled to notice of and to vote at the meeting. On that date, the Company had outstanding and entitled to vote __________ shares of Common Stock. Each outstanding share of the Company's Common Stock entitles the record holder to one vote.

               SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
                                AND MANAGEMENT

    The following table sets forth as of December __, 2000 certain information with respect to beneficial ownership of the Company's Common Stock by: (i) each person known by the Company to own beneficially more than 5% of the Company's Common Stock; (ii) each of the Company's directors, (iii) each of the executive officers of the Company; and (iv) all directors and executive officers as a group. This information is based upon information received from or on behalf of the named individual. Unless otherwise noted, each person identified possesses sole voting and investment power over the shares listed.


                              Amount and
                              Nature of
      Name of                 Beneficial              Percent of
      Beneficial Owner        Ownership               Class
      ________________        __________              _________

      Howard R. Baer          4,919,000                44.5%

      Kevin C. Baer           1,750,000                15.8%

      Burt Alimansky             30,000                 0.3%


      All executive officers
      and directors as a
      group(3 persons)        6,699,000                60.6%


Proposal 1:

     The Company's Board of Directors has unanimously approved, and for the reasons described below recommends that the Company's stockholders approve, the distribution of the Company's ownership interest in New Politics to the Company's stockholders (the "Spin Off"). Pursuant thereto, each stockholder of record as of December __, 2000 would receive one share of New Politics for every share of the Company held by such stockholder. Each fractional share will be rounded up to the next highest whole share of New Politics.

     The Spin Off is a condition precedent to the Reorganization Agreement described below under Proposal 3. The Spin Off will allow the Company's current management to continue the Company's historical business as well as to continue to seek a third party 3buyer of the Company's historical assets while allowing the Company's new business described under Proposal 3 to operate and grow independently.


Proposal 2:

     The Company's Board of Directors has unanimously approved, and for the reasons described below recommends that the Company's stockholders approve, a one for ten reverse stock split of the Company's common stock (the "Reverse Stock Split"). No fractional shares or script representing fractional shares of the Company's common stock will be issued. In lieu of issuing fractional shares, each fractional share will be rounded up to the next highest whole share of the Company's common stock.

     The principal reasons to effectuate the Reverse Stock Split are to reduce the number of shares of the Company's common stock that are outstanding, and to increase the price per share of the Company's common stock. In addition, the Reverse Stock Split will provide for a sufficient number of shares of the Company's common stock to effectuate the transactions set forth under Proposal 3.


Proposal 3:

     The Company's Board of Directors has unanimously approved, and for the reasons described below recommends that the stockholders approve, The Agreement and Plan of Reorganization by and between the Company and Computer Assisted Learning and Instruction, Inc., a Utah corporation ("CALI"), dated December __, 2000 (the "Reorganization Agreement"). A copy of the Reorganization Agreement is attached hereto as Exhibit A.

     According to the terms of the Reorganization Agreement, the shareholders of CALI shall exchange 100% of the outstanding common stock of CALI for shares of the Company's common stock representing approximately 85.6% of the issued and outstanding shares of the Company's common stock. CALI shall then be merged with and into the Company and the Company shall change its name to "English Language Learning and Instruction System, Inc."


CALI'S BUSINESS
----------------

     CALI is a software development and marketing company based in Provo, Utah. It was founded in 1990 by Dr. Frank Otto, a specialist in applying technology to the teaching and learning of languages. Based on his academic and practical experience with languages and how they are best taught, Dr. Otto conceived a set of software applications which would apply leading-edge technologies to the task of teaching the most demanded language in the world English. He formed CALI to develop the software that would allow CALI to capitalize on the emerging network computer-based teaching market.

     As of October 2000, CALI has grown to 34 employees. Initially financed by Dr. Otto, CALI is now profitable, and expects to achieve net pre-tax profits of approximately $1.2 million from worldwide gross sales of ELLISTM products of approximately $7.2 million in 2000. Over the last four years have grown by more than 100% per year.

Since its inception, CALI has been involved in two primary functions:

     - the development of a core set of products designed to ease and improve the teaching and learning of English for students speaking a variety of other languages. This core set of products, now numbering more than twenty, was named ELLIS (for "English Language Learning and Instruction System") in 1992, and they have now become recognized as the most effective products of their type in this market. The ELLIS products have won several industry awards and many favorable reviews from educators.

     - the distribution of these products within the United States and internationally to a growing range and diversity of organizations, including businesses, schools and academic institutions, through a network of agents and distributors. In addition, CALI has dealt directly with government agencies and businesses in the U.S. and several other countries, leading to the development and sale of specialized versions of the core ELLIS products.

CALI'S MANAGEMENT
-----------------

     Pursuant to the terms of the Reorganization Agreement, at the "Closing Date" (as defined in the Reorganization Agreement), the Company's officers and directors shall resign and the officers and directors of CALI shall become the Company's new officers and directors. Set forth below is certain biographical information concerning CALI's officers and directors.

     Francis R. Otto, Ph.D.. Dr. Otto is Cali's Founder and Chairman of the Board of Directors of Cali. He received a Bachelors of Arts in Spanish from Baldwin-Wallace College, Berea, Ohio, in 1958. Dr. Otto received a Masters of Arts in Spanish Language and Literature in 1960 and a Ph.D. in Educational Administration and Curriculum Development in 1966, both from the University of Wisconsin. Dr. Otto was a Professor of Linguistics at Ohio State University from 1966 until 1973. From 1973 until 1976, he was a Professor of Linguistics at the University of the Americas, Puebla, Mexico. He was a Professor of Linguistics at Brigham Young University, Provo, Utah, from 1976 through 1990, serving as the University's Director of Research, Language and Technology. During his tenure at Brigham Young University, Dr. Otto secured some $27.8 million in research funding and grants. Dr. Otto has been an active advocate of computer-assisted language instruction throughout his career. He is a charter member of TESOL (Teaching English as a Second Language). In 1982, he founded and served as Director of CALICO (Computer Assisted Learning and Instruction Consortium), an international symposium research group devoted to applying technology to language instruction. He founded the Company in 1990. Dr. Otto is the father of five children and fluent in Spanish. He is the spouse of Janet M. Otto and the father of Timothy D. Otto. He is 64 years of age.

     Timothy D. Otto. Mr. Otto is the Chief Executive Officer, President and a Director of Cali. Mr. Otto has worked at Cali since its inception in 1990. Prior to joining the Cali, Mr. Otto studied Business at Brigham Young University in Provo, Utah. He was the Cali's Vice-President of Marketing from 1992 until 1994. From 1994 through 1996, he was Cali's Vice-President and Chief Operations Officer, overseeing the development and marketing of Cali's products. Mr. Otto became Cali's President in 1997, assuming responsibility for Cali's daily operations at that time. Since 1997, Cali's average annual sales have increased by an average of one hundred and twelve percent (112%). He became Cali's Chief Executive Officer in 1998. Mr. Otto speaks Spanish fluently and is the father of two children. He is the son of Francis R. Otto and Janet M. Otto. He is 31 years of age.

     Kimber B. Jensen. Mr. Jensen is the Vice-President and Chief Operations Officer and a Director of Cali. Mr. Jensen joined Cali in early 1997 as Director of Development. Prior to joining Cali, he worked for WordPerfect, Novell, and was a senior consultant for Oracle. Mr. Jensen's duties at Oracle included designing a large-scale Internet application for the Department of Defense. During Mr. Jensen's first year as Director of Development, Cali released twice as many products while shaving thirty-three percent (33%) from development costs. In 1998, Mr. Jensen became Cali's Chief Operations Officer, and he continues to oversee Cali's software development, accounting staff, divisional managers and consultants. Mr. Jensen received a Bachelor of Arts. in Economics from Brigham Young University in 1996. He is the father of two children and speaks Portuguese fluently. He is 31 years of age.

     Janet M. Otto. Ms. Otto is a Director of Cali. Ms. Otto has taught a variety of subjects in public schools, including English as a Second Language. Ms. Otto has served in several capacities with various charitable organizations. She received a Bachelor of Science degree from Baldwin-Wallace College. She is the mother of five children. She is the spouse of Francis R. Otto and the mother of Timothy D. Otto. She is 66 years of age.

                      CHANGES IN CONTROL OF THE COMPANY


     At the Closing Date, the Company will acquire all of the issued and outstanding capital stock of CALI from the stockholders of CALI, including Francis R. Otto, who is currently the controlling stockholder of CALI. In connection with the Reorganization, the Company will issue an aggregate of 11,550,000 shares of its common stock to the stockholders of CALI.

In connection with the Reorganization, it is contemplated that the stockholders of CALI shall surrender 11,550,000 shares of common stock, being all the issued and outstanding capital stock of CALI, of which 9,471,000 shares were surrendered by Francis R. Otto, the former controlling stockholder of CALI, who, in connection with the Reorganization, acquired control of the Company. The basis of the controlling stockholder's control of the Company is the percentage of the issued and outstanding voting securities of the Company beneficially owned by such person. Immediately following the Reorganization, the current stockholders of CALI will beneficially own in the aggregate approximately 85.6% of the issued and outstanding voting securities of the Company, including 9,471,000 shares owned beneficially and jointly by Francis R. Otto and Janet M. Otto (now the controlling stockholders of Cali), which will represent approximately 70.2% of the issued and outstanding voting securities of the Company. Howard R. Baer is the current controlling stockholder of the Company, which control will be relinquished in connection with the Reorganization.

                       FEDERAL INCOME TAX CONSEQUENCES

     The receipt of stock of New Politics in the Spin Off and the effectuation of the Reorganization should not result in any taxable gain or loss to stockholders for Federal income tax purposes. This information is set forth for general information only. All stockholders are advised to consult with their own tax advisors as to any Federal, state, local or foreign tax consequences applicable to them which could result from the Spin Off or the Reorganization.

                   ANNUAL AND QUARTERLY REPORT INFORMATION
                          INCORPORATED BY REFERENCE

     The Company hereby incorporates by reference the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1999, which contains certified financial statements of the Company and the Quarterly Reports on Form 10-QSB for the periods ended March 31, 2000, June 30, 2000, and September 30, 2000.

                                OTHER MATTERS

     As of the date of this Proxy Statement, management knows of no matters other than those set forth herein which will be presented for consideration at the Special Meeting. If any other matter or matters are properly brought before the Special Meeting or any adjournment thereof, the persons named in the accompanying Proxy will have discretionary authority to vote, or otherwise act, with respect to such matters in accordance with their judgment.

                        By order of the Board of Directors

                        /s/ Kevin C. Baer

                        Kevin C. Baer, Secretary


Tempe, Arizona
December __, 2000

                                   EXHIBITS

Reorganization Agreement by and between the Company and CALI - Exhibit A

PLEASE MARK AN X INDICATING WHETHER YOU ARE VOTING YES OR NO WITH RESPECT TO EACH PROPOSAL

PROPOSAL 1:

SPIN OFF OF THE COMPANY'S OWNERSHIP INTEREST TO THE COMPANY'S SHAREHOLDERS

             YES [  ]            NO  [  ]

PROPOSAL 2:

ONE FOR TEN REVERSE STOCK SPLIT OF THE COMPANY'S COMMON STOCK

             YES [  ]            NO  [  ]

PROPOSAL 3:

REORGANIZATION AGREEMENT BETWEEN THE COMPANY AND CALI

             YES [  ]            NO  [  ]

PROPOSAL 4:

AUTHORIZING THE COMPANY'S BOARD OF DIRECTORS TO VOTE IN THEIR DISCRETION UPON SUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE MEETING

             YES [  ]            NO  [  ]



PLEASE SIGN AND DATE THIS PROXY BELOW.

___________________________________
STOCKHOLDER NAME


___________________________________
STOCKHOLDER SIGNATURE


___________________________________
DATE